Exhibit 99.1

        VARIAN MEDICAL SYSTEMS ACQUIRES SIGMA MICRO INFORMATIQUE CONSEIL

PR Newswire -- January 17, 2005

Acquisition Broadens Information Management Product Line for Radiation Oncology, Medical Oncology in Clinics and Hospitals in the European Union, and Other International Markets

PALO ALTO, Calif., Jan. 17 /PRNewswire-FirstCall/ -- Varian Medical Systems, Inc., (NYSE: VAR) today announced that it has acquired Sigma Micro Informatique Conseil, a privately-held company that is the leading supplier of information management software for radiation oncology and medical oncology in cancer clinics and hospitals in France and other European nations. Varian paid approximately $13 million in cash to acquire the company, which is based in Toulouse, France.

"This is a logical extension of Varian's product line that enables us to offer customers a more comprehensive information management solution, particularly in international markets," said Christopher Hanna, Vice President for Varian Medical Systems' Oncology Information Systems business. "We are committed to providing all the tools needed for facilitating the delivery of effective cancer treatments."

"We believe the Sigma Micro will serve as an excellent compliment to our more fully-featured VARiS Vision(TM) software for information and image management within integrated Varian treatment networks," said Hanna. It also adds significant development resources to Varian's Oncology Information Systems' team, he said.

The acquisition enables Varian to provide French-speaking and other international clinics and hospitals with information management technology for managing and maintaining electronic health records for cancer patients receiving radiotherapy and/or chemotherapy. The Sigma Micro software supports billing in many different reimbursement schemes and works with equipment from multiple vendors, including Varian. It can be purchased, installed, commissioned and serviced over the web, making it a low-cost solution for clinics that are using other software for management of diagnostic and treatment planning images.

"We are very pleased to be joining Varian Medical Systems, which we recognize as the world's leading supplier of hardware and software for radiotherapy," said Sigma Micro's General Manager Pierre Fragnac, Ph.D., a physicist and one of the company's founders. "By being a part of Varian, we have the strongest possible platform for developing, marketing, servicing and supporting our technology."

Varian anticipates the acquisition will initially add annualized revenues of approximately $7 million and be neutral to earnings for the company in the current fiscal year. "We expect that our international sales, service, and support network will contribute to faster and deeper market penetration for this software product," Hanna said. The Sigma Micro software has more than 90 installed systems, mostly in France with the balance in Europe, Asia and North Africa.

Sigma Micro has 19 employees all of whom are expected to continue in their present roles, working with their existing customers from their facility in Toulouse.

Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X- ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,280 people who are located at manufacturing sites in North America and Europe and in its 55 sales and support offices around the world. In its most recent fiscal year ended October 1, 2004, Varian Medical Systems reported sales of over $1.2 billion. Additional information is available on the company's investor relations web site at www.varian.com

Forward Looking Statements:

Except for historical information, this news release contains "forward- looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry and market outlook, including market acceptance of or transition to products or technology for clinical management of radiation therapy and chemotherapy, and the outlook for certain geographic regions and markets; growth drivers; our orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," "expect," "anticipates," "enable," "approximately," "believe," or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the successful finalization of the acquisition; the ability to integrate the operations of Sigma Micro into Varian and their products into Varian systems, the ability to retain the services of key Sigma Micro management and technical personnel; demand for our products; our ability to develop and commercialize new products; the impact of competitive products and pricing; our ability to maintain or increase operating margins; our ability to protect our intellectual property; the risk of operations interruptions due to events beyond our control; and the other risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    FOR INFORMATION CONTACT:
     Varian Medical Systems
     Spencer Sias, (650) 424-5782
     Neil Madle, 44 1293 601 270

SOURCE  Varian Medical Systems, Inc.
    -0-                             01/17/2005
    /CONTACT:  Spencer Sias, +1-650-424-5782, or Neil Madle, 44-1293-601-270,
both of Varian Medical Systems/
    /Web site:  http://www.varian.com /
    (VAR)